Exhibit 99.1

NEWS RELEASE

Transcat, Inc. ● 35 Vantage Point Drive ● Rochester, NY 14624 ● (585) 352-7777

IMMEDIATE RELEASE

Transcat Expands Presence in Southern California
with Acquisition of Excalibur Engineering, Inc.

Increases calibration Services market penetration while accelerating diversification opportunities in Distribution

ROCHESTER, NY, April 1, 2016 – Transcat, Inc. (NASDAQ: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration and compliance services and value-added distributor of professional grade handheld test, measurement and control instrumentation, announced that effective April 1, 2016, it has acquired Excalibur Engineering, Inc. (“Excalibur”), a provider of calibration services, new and used test equipment, and product rentals for $7.35 million in cash.

Established in 1990, Excalibur serves the U.S. market out of its Irvine, California headquarters and Denver, Colorado office. With approximately $8 million in annual sales, Excalibur’s comprehensive service offerings include calibration services with a concentration on high-end electronics including radio frequency (“RF”) and microwave, and the rental and direct sales of both new and used test equipment. Approximately one third of the business is calibration service related.

Lee D. Rudow, President and Chief Executive Officer of Transcat, commented, “Excalibur has done an excellent job building a business with a first-rate reputation that is an outstanding strategic, operational and geographic fit with Transcat’s business, as it enhances both our Service and Distribution segments on several levels. The major benefits of the Excalibur acquisition are that it:

●	Further penetrates the Southern California market where we already have a strong organic presence giving us the opportunity for sales and cost synergies;
●	Strengthens our position in the highly regulated life science and aerospace markets;
●	Provides us with an established west coast platform to expand on the early success of our equipment rental business and provides the structure and experience to build a used equipment sales operation;
●	Broadens several service capabilities, including a new comprehensive RF and microwave service offering; and,
●	Fits well within our stated strategy of paying between four to six times a company’s proforma annual EBITDA (earnings before interest, income taxes, depreciation and amortization, and other income and expense).”

Christopher LaPlante, the founder and Chief Executive Officer of Excalibur commented, “I’m looking forward to this exciting opportunity and combining our unique capabilities with Transcat’s best-in-class calibration services and new Southern California lab facilities to expand our service offerings and create a stronger value proposition for our customers.”

Concurrent with this transaction, Transcat expanded its borrowing capacity by adding a $10.0 million term note to its bank credit facility. The term note is a five year note with fixed principal payments plus interest. After funding the Excalibur transaction, the Company will have approximately $28.0 million in outstanding borrowings under its bank credit facility. Mr. Rudow reaffirmed that Transcat’s balance sheet remains strong, with its total debt being less than two times its proforma Adjusted EBITDA (as defined in the bank credit facility agreement).

-MORE-

Transcat Expands Presence in Southern California with Acquisition of Excalibur Engineering, Inc.
April 1, 2016

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration and compliance services, including analytical instrument qualifications, equipment and process validation. The Company is focused on providing best-in-class calibration analytics to highly regulated industries, including life science, aerospace, pharmaceuticals, medical device manufacturing and biotechnology. Transcat provides permanent and periodic on-site services, mobile calibration services and in-house services through 20 Calibration Service Centers strategically located across the United States, Puerto Rico and Canada. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor of professional grade handheld test, measurement and control instrumentation, marketing more than 100,000 premier and proprietary brand instruments to approximately 22,000 customers.

Transcat’s growth strategy is to leverage its service capabilities, strong brand and leading distribution platform to drive organic sales growth and to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model.

More information about Transcat can be found on its website at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions that often are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, capital expenditures, cash flows, operating income, growth strategy, potential acquisitions, market position, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Michael J. Tschiderer, Chief Financial Officer
Phone: (585) 352-7777
Email: mtschiderer@transcat.com

Deborah K. Pawlowski, Investor Relations
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com

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